Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2011 FOURTH QUARTER

AND FULL YEAR RESULTS

• Over 1,000 SYSTEM 1E Units Shipped During the Quarter

• Board of Directors Approves Quarterly Dividend

• Company Provides Fiscal 2012 Outlook

Mentor, Ohio (May 9, 2011) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2011 fourth quarter ended March 31, 2011. Fiscal 2011 fourth quarter revenue increased 14% to $377.8 million compared with $332.1 million in the fourth quarter of fiscal 2010, with growth in all three business segments.

As reported, fiscal 2011 fourth quarter operating income was $57.5 million, or 15.2% of sales compared with $51.4 million, or 15.5% of sales in the fourth quarter of fiscal 2010. Excluding restructuring, adjusted operating income for the fourth quarter of fiscal 2011 was $58.2 million or 15.4% of sales compared with $56.5 million, or 17.0% of sales excluding restructuring last year. Adjusted operating income improved year-over-year due to increased volumes while operating margin percentage declined due to lower gross margins and higher SG&A expenses.

As reported, fiscal 2011 fourth quarter net income was $39.0 million, or $0.65 per diluted share, compared with net income of $29.8 million, or $0.50 per diluted share in the fourth quarter of fiscal 2010. Fiscal 2011 fourth quarter net income includes restructuring expenses and the tax rate impact from the SYSTEM 1 Rebate Program. The net impact of these two items is a benefit of $0.04 per diluted share during the quarter. Adjusted net income for the fourth quarter of fiscal 2011 was $36.4 million, or $0.61 per diluted share compared with adjusted net income in the fourth quarter of fiscal 2010 of $33.2 million, or $0.55 per diluted share, excluding restructuring.

“Our fiscal 2011 results reinforce the underlying strength of our business as we delivered another solid year,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Our expectations for fiscal 2012 include a substantial increase in revenue from SYSTEM 1E capital sales along with more routine growth in the rest of the business. We have committed to several investments and have some cost headwinds that, in combination with the SYSTEM 1 transition, will impact our profitability, but we plan to improve revenue and earnings next year.”

STERIS Corporation

News Announcement

Segment Results

Healthcare revenue in the quarter grew 16% to $274.1 million compared with $235.6 million in the fourth quarter of fiscal 2010. Capital equipment revenue grew 34%, with double digit growth in both surgical and infection control products. Consumable revenue grew 4%, as strength across the rest of the business more than offset continuing declines in S20 Sterilant volumes. Service revenue declined 3% as it continued to be impacted by the SYSTEM 1 transition. Operating income was $40.8 million compared with $37.8 million in last year’s fourth quarter. Excluding restructuring charges during both periods, adjusted segment operating income was $41.3 million in the fourth quarter of fiscal 2011 and $42.4 million in the prior year. The decline in adjusted operating income year over year was primarily due to a reduction in gross margin and increased commissions and GPO fees as a result of the higher sales volumes.

Life Sciences fourth quarter revenue increased 9% to $64.1 million compared with $58.8 million in the fourth quarter of fiscal 2010. Revenue growth was driven by a 14% increase in capital equipment, 10% growth in consumables and 2% improvement in service revenue. Life Sciences operating income was $10.0 million compared with $7.5 million in the prior year fourth quarter. Excluding restructuring charges during the fourth quarter of fiscal 2010, segment operating income was $8.1 million. The increase in operating income was driven by improved volumes and higher gross margins.

Fiscal 2011 fourth quarter revenue for Isomedix Services was $38.5 million compared with $35.7 million in the same period last year, an increase of 8%. Revenue benefitted from increased volumes from core medical device Customers. Operating income was $9.0 million in the quarter compared with $8.4 million in the fourth quarter of last year.

Full Year Results

As reported, fiscal 2011 revenue was $1.21 billion, compared with $1.26 billion in fiscal 2010. Adjusted revenue for fiscal 2011 was $1.31 billion, excluding the impact of the SYSTEM 1 Rebate Program.

STERIS Corporation

News Announcement

As reported, fiscal 2011 operating income was $85.2 million compared with $203.7 million in fiscal 2010. Adjusted operating income, excluding the impact of the SYSTEM 1 Rebate Program, the proposed SYSTEM 1 class action litigation settlement and restructuring expenses, was $216.4 million in fiscal 2011, compared with $208.6 million in fiscal 2010, excluding restructuring expenses.

As reported, fiscal 2011 net income was $51.3 million, or $0.85 per diluted share, compared with net income of $128.5 million, or $2.16 per diluted share in fiscal 2010. Adjusted net income excluding the impact of the SYSTEM 1 Rebate Program, proposed class action litigation settlement and restructuring expenses was $131.7 million or $2.19 per diluted share in fiscal 2011, compared with $131.3 million, or $2.21 per diluted share in fiscal 2010, excluding restructuring expenses.

In order to provide meaningful comparative analysis, the Company has excluded several items in the adjusted financial information provided above. Please see the attached schedules for additional information, including reconciliations from these adjusted “non-GAAP financial measures” to as reported results.

Cash Flow

Net cash provided by operations for fiscal 2011 was $117.7 million, compared with $224.9 million last year. Free cash flow (see note 1) for fiscal 2011 was $41.6 million, compared with $184.0 million in the prior year. The decline in free cash flow was driven by increased working capital requirements, primarily due to inventory build of SYSTEM 1E, which totaled $44 million at the end of the year, and higher accounts receivable balances driven by the timing of shipments. In addition, capital spending increased significantly during the year, driven in part by the timing of cobalt purchases for Isomedix, the purchase of two previously leased Isomedix facilities and costs related to the consolidation projects in the United States and Europe.

During the quarter, the Company repurchased 295,589 shares of its common stock at an average price of $33.75 per share for a total amount of $10.0 million. Approximately $174 million remains available for additional purchases under the current share repurchase authorization. For the full year, the Company repurchased 925,848 shares for a total amount of $29.5 million.

STERIS Corporation

News Announcement

Dividend Announcement

The Company also announced today that STERIS’s Board of Directors has authorized a quarterly dividend of $0.15 per common share. The dividend is payable June 28, 2011 to shareholders of record at the close of business on June 7, 2011.

Outlook

Based upon current trends, the Company expects fiscal 2012 revenue growth to be in the range of 8-10%, and earnings per diluted share in the range of $2.25 to $2.45 for the full fiscal year. This outlook reflects certain key assumptions, some of which are listed below:

•	Healthcare segment revenue growth is expected to be in the low-double digits.

•	Approximately 5,000 – 8,000 SYSTEM 1E units are to be shipped in the fiscal year.

•	Life Sciences segment revenue is expected to be flat.

•	Isomedix segment revenue growth is expected to be in the mid-single digits.

•	The Company has assumed the average forward exchange rates for the U.S. dollar and key international currencies as of March 31, 2011.

•	The Company has assumed a modest increase in raw material costs.

•	Excludes restructuring expenses from the Company’s ongoing efficiency efforts.

•	EBIT as a percent of revenue is anticipated to be approximately 16%.

•	The effective tax rate is anticipated to be in the range of 35-36%.

For the full fiscal year 2012, free cash flow (see note 1) is anticipated to be approximately $190 million excluding the SYSTEM 1 Rebate Program and proposed class action litigation settlement, or $110 million as reported including those items. Capital expenditures are anticipated to be approximately $70 million.

Conference Call

In conjunction with this release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

STERIS Corporation

News Announcement

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern time on May 9, 2011, either over the Internet at www.steris-ir.com or via phone by calling 1-866-485-4172 in the United States and Canada, and 1-203-369-1623 internationally.

Annual Meeting of Shareholders

The Company will hold its annual meeting of shareholders on July 28, 2011. Further information regarding the time and location will be provided in the Company’s annual report and proxy materials.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company has approximately 5,000 dedicated employees around the world working together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government Customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Julie Winter, Director, Investor Relations at 440-392-7245.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or

STERIS Corporation

News Announcement

litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described herein and in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in the referenced release or conference call or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation (including the proposed settlement of the SYSTEM 1 class action litigation), warning letters, consent decree, rebate program, transition, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products, the consent decree, the transition or rebate program, or the settlement, are summaries only and do not alter or modify the specific terms of the decree, settlement, program or product clearance or literature. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications or the Company’s rebate program, transition plan or other business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning letters, government investigations, the December 3, 2009 or February 22, 2010 FDA notices, the April 20, 2010 consent decree and related transition plan and rebate program, the SYSTEM 1E device, the outcome of any pending FDA requests and clearances, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect Company performance, results, prospects or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or anticipated rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that anticipated growth, cost savings, rebate assumptions, new product acceptance or approvals, including without limitation SYSTEM 1E and accessories thereto, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with our business, industry or initiatives including, without limitation, the consent decree, rebate program, and the transition from the SYSTEM 1 processing system or those matters described in our Form 10-K for the year ended March 31, 2010 and other securities filings, may adversely impact company performance, results, prospects or value, (g) the effect of the contraction in credit availability, as well as the ability of our Customers and suppliers to adequately access the credit markets when needed, and (h) those risks described in our securities filings including our Annual Report on Form 10-K for the year ended March 31, 2010 and the Form 10-Q for the quarter ended December 31, 2010 and other securities filings.

STERIS Corporation

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$377,760	$332,129	$1,309,761	$1,257,733
SYSTEM 1 Rebate Program	—	—	(102,313)	—

Revenues, net	377,760	332,129	1,207,448	1,257,733
Cost of revenues	221,733	189,921	753,595	718,551
Cost of revenues - SYSTEM 1 Rebate Program	—	—	7,691	—

Gross profit	156,027	142,208	446,162	539,182

Operating expenses:
Selling, general, and administrative	87,885	75,717	305,672	296,614
SYSTEM 1 class action settlement	—	—	19,796	—
Research and development	9,889	9,973	34,280	34,008
Restructuring expense	779	5,161	1,202	4,848

Total operating expenses	98,553	90,851	360,950	335,470

Income from operations	57,474	51,357	85,212	203,712
Non-operating expense, net	3,011	3,423	11,393	11,896
Income tax expense	15,463	18,099	22,554	63,349

Net income	$39,000	$29,835	$51,265	$128,467

Earnings per common share (EPS) data:
Basic	$0.66	$0.50	$0.86	$2.18

Diluted	$0.65	$0.50	$0.85	$2.16

Cash dividends declared per common share outstanding	$0.15	$0.11	$0.56	$2.44

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	59,239	59,173	59,306	58,826
Diluted number of common shares outstanding	60,109	59,851	60,148	59,423

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	March 31, 2011	March 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$193,016	$214,971
Accounts receivable, net	272,248	214,940
Inventories, net	167,344	121,135
Other current assets	73,198	25,411

Total Current Assets	705,806	576,457

Property, plant, and equipment, net	370,402	346,858
Goodwill and intangible assets, net	318,810	305,311
Other assets	31,667	9,776

Total Assets	$1,426,685	$1,238,402

Liabilities and Equity
Current liabilities:
Accounts payable	$90,981	$66,035
Accrued SYSTEM 1 Rebate Program and class action settlement	127,683	—
Other current liabilities	126,082	131,094

Total Current Liabilities	344,746	197,129

Long-term debt	210,000	210,000
Other liabilities	83,274	76,779
Equity	788,665	754,494

Total Liabilities and Equity	$1,426,685	$1,238,402

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:

Healthcare	$274,109	$235,587	$938,145	$892,474
SYSTEM 1 Rebate Program	—	—	(102,313)	—

Healthcare, net	274,109	235,587	835,832	892,474
Life Sciences	64,063	58,782	215,437	218,209
STERIS Isomedix Services	38,521	35,742	152,242	140,871

Total Reportable Segments	376,693	330,111	1,203,511	1,251,554
Corporate and Other	1,067	2,018	3,937	6,179

Total Segment Revenues	$377,760	$332,129	$1,207,448	$1,257,733

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Operating Income:

Healthcare	$40,777	$37,798	$21,317	$151,520
Life Sciences	9,994	7,510	33,069	30,952
STERIS Isomedix Services	8,975	8,434	39,833	31,103

Total Reportable Segments	59,746	53,742	94,219	213,575
Corporate and Other	(2,272)	(2,385)	(9,007)	(9,863)

Total Operating Income	$57,474	$51,357	$85,212	$203,712

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Twelve Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$51,265	$128,467
Non-cash items	31,433	69,414
Change in Accrued SYSTEM 1 Rebate Program and class action settlement	127,683	—
Changes in operating assets and liabilities	(92,637)	27,073

Net cash provided by operating activities	117,744	224,954

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(77,442)	(44,087)
Proceeds from sale of property, plant, equipment and intangibles	1,301	3,105
Equity investment in joint venture	(16,900)	(1,500)
Investments in businesses, net of cash acquired	(4,000)	—

Net cash used in investing activities	(97,041)	(42,482)

Financing Activities:
Repurchases of common shares	(29,965)	(310)
Cash dividends paid to common shareholders	(33,235)	(144,017)
Stock option and other equity transactions, net	12,737	14,047
Tax benefit from stock options exercised	2,525	2,467

Net cash used in financing activities	(47,938)	(127,813)
Effect of exchange rate changes on cash and cash equivalents	5,280	6,132

(Decrease) increase in cash and cash equivalents	(21,955)	60,791
Cash and cash equivalents at beginning of period	214,971	154,180

Cash and cash equivalents at end of period	$193,016	$214,971

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future principal debt repayments, growth outside of core operations, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Twelve Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:

Cash flows from operating activities	$117,744	$224,954
Purchases of property, plant, equipment, and intangibles, net	(77,442)	(44,087)
Proceeds from the sale of property, plant, equipment, and intangibles	1,301	3,105

Free Cash Flow	$41,603	$183,972

	Twelve Months Ended March 31,
	2012	2012 (1)
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow for Outlook:

Cash flows from operating activities	$180,000	$180,000
Purchases of property, plant, equipment, and intangibles, net	(70,000)	(70,000)
Payments associated with the SYSTEM 1 Rebate Program and proposed class action settlement		80,000

Free Cash Flow	$110,000	$190,000

(1)	Adjusted to exclude the impact of the payments associated with the SYSTEM 1 Rebate Program and proposed class action settlement

STERIS Corporation

Unaudited Supplemental Financial Data

Fourth Quarter Fiscal 2011

As of March 31, 2011

	FY 2011	FY 2010	FY 2011	FY 2010
	Q4	Q4	YTD	YTD
Total Company Revenues
Capital	$177,576	$137,137	$433,944	$481,527
Adjusted capital revenues (1)			$536,257
Consumables	79,275	75,158	309,893	317,475
Service	120,908	119,834	463,610	458,731

Total Recurring	200,183	194,992	773,503	776,206

Total Revenues	$377,760	$332,129	$1,207,448	$1,257,733

Adjusted total revenues (1)			$1,309,761

United States Revenues	$280,578	$243,472	$882,280	$949,638
Adjusted United States revenues (1)			$984,594
United States Revenues as a % of Total (1)	74%	73%	75%	76%
International Revenues	$97,182	$88,657	$325,167	$308,096
International Revenues as % of Total	26%	27%	25%	24%

	Q4	Q4	YTD	YTD
Segment Data
Healthcare
Revenues
Capital	$150,527	$112,732	$357,465	$396,141
Adjusted Capital (1)			459,778
Consumables	61,886	59,321	244,364	256,584
Service	61,696	63,534	234,003	239,749

Total Recurring	123,582	122,855	478,367	496,333

Total Healthcare Revenues	$274,109	$235,587	$835,832	$892,474

Adjusted Total Healthcare Revenues (1)			$938,145

Operating Income (Loss)	40,777	37,798	21,317	151,520

Adjusted Operating Income (Loss) (1)			151,117

Life Sciences
Revenues
Capital	$27,049	$23,671	$76,479	$84,608
Consumables	17,389	15,829	65,529	60,883
Service	19,625	19,282	73,429	72,718

Total Recurring	37,014	35,111	138,958	133,601

Total Life Sciences Revenues	$64,063	$58,782	$215,437	$218,209

Operating Income (Loss)	9,994	7,510	33,069	30,952

Isomedix Services
Revenues	$38,521	$35,742	$152,242	$140,871
Operating Income (Loss)	8,975	8,434	39,833	31,103

Corporate and Other
Revenues	$1,067	$2,018	$3,937	$6,179
Operating Income (Loss)	(2,272)	(2,385)	(9,007)	(9,863)

	Q4	Q4	YTD	YTD
Other Data
Healthcare Backlog	$138,644	$127,825	n/a	n/a
Life Sciences Backlog	40,679	41,795	n/a	n/a

Total Backlog	$179,323	$169,620	n/a	n/a

Free Cash Flow	$13,298	$54,569	$41,603	$183,972
Net Debt	$16,984	$(4,971)	$16,984	$(4,971)

(1)	Adjusted measures are presented excluding the impact of the proposed SYSTEM 1 Rebate Program and proposed SYSTEM 1 class action settlement. See attached reconciliations of these non-GAAP financial measures to their nearest GAAP measure.

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.

STERIS Corporation

Non-GAAP Financial Measures

(In thousands, except per share data)

The Company has referred to certain adjusted financial measures regarding the results of operations excluding the SYSTEM 1 Rebate Program and related disposal costs, the proposed SYSTEM 1 class action settlement and restructuring to provide meaningful comparative analysis between the periods. These financial measures are considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Reconciliation of each financial measure to its nearest GAAP financial measure is provided in the table below.

	Three months ended March 31,		Twelve months ended March 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Operating income	$57,474	$51,357	$85,212	$203,712
Impact of SYSTEM 1 Rebate Program and class action settlement			129,800
Restructuring	699	5,191	1,352	4,848

Adjusted operating income	$58,173	$56,548	$216,364	$208,560

Healthcare operating income	$40,777	$37,798	$21,317	$151,520
Impact of SYSTEM 1 Rebate Program and class action settlement			129,800
Restructuring	522	4,606	1,020	3,839

Adjusted healthcare operating income	$41,299	$42,404	$152,137	$155,359

Net income	$39,000	$29,835	$51,265	$128,467
Impact of SYSTEM 1 Rebate Program and class action settlement, net of tax	(3,019)		79,617
Restructuring, net of tax	447	3,322	769	2,812

Adjusted net income	$36,428	$33,157	$131,651	$131,279

Net Income per diluted share	$0.65	$0.50	$0.85	$2.16
Impact of SYSTEM 1 Rebate Program and class action settlement, net of tax	(0.05)		$1.32
Restructuring, net of tax	0.01	0.05	$0.01	0.05

Adjusted net income per diluted share	$0.61	$0.55	$2.19	$2.21

Revenues			$1,207,448
Impact of SYSTEM 1 Rebate Program			102,313

Adjusted revenues			$1,309,761

Capital revenues			$433,944
Impact of SYSTEM 1 Rebate Program			102,313

Adjusted capital revenues			$536,257

Healthcare revenues			$835,832
Impact of SYSTEM 1 Rebate Program			102,313

Adjusted Healthcare revenues			$938,145

United States revenues			$882,280
Impact of SYSTEM 1 Rebate Program			102,313

Adjusted United States revenues			$984,593